Exhibit 23

McGladrey & Pullen
Certified Public Accountants



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
PATRICK INDUSTRIES, INC.
Elkhart, Indiana



We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-04187) and in the related Prospectus of our report, dated January 25, 2005, with respect to the consolidated financial statements and schedule of PATRICK INDUSTRIES, INC. AND SUBSIDIARIES included in this Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to our firm under the caption "Selected Financial Data", which is part of this Annual Report.




Elkhart, Indiana
March 31,  2005
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McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.